Exhibit 99.1

For Immediate Release

Majestic Capital Announces Successful Completion of
Trust Preferred Securities Consent Solicitation

Hamilton, Bermuda – Majestic Capital, Ltd. (“Majestic Capital”)(NASDAQ: MAJC) announced today that its subsidiary, Majestic USA Capital, Inc. (“Majestic USA”), has received the requisite consents to approve the amendments to its Trust Preferred Securities Due 2036 (the “Trust Preferred Securities”)(CUSIP: 12627NAA5) as detailed in the Notice of Consent Solicitation dated November 4, 2010.

Pursuant to a previously announced consent solicitation, Majestic USA had sought consents from the holders of the Trust Preferred Securities to amendments to certain events of default and covenants in the Indenture, dated November 14, 2006, and Amended Declaration of Trust, dated November 14, 2006, which govern the Trust Preferred Securities.

Majestic USA and The Bank of New York Mellon Trust Company, National Association, as trustee under the Indenture and Amended Declaration of Trust, executed a supplemental indenture and an amendment to the Amended Declaration of Trust implementing the amendments to the Trust Preferred Securities effective today.

For a more detailed description of the amendments and terms and conditions of the consent solicitation, please refer to the Notice of Consent Solicitation dated November 4, 2010 as furnished on the Current Report on Form 8-K of Majestic Capital filed with the United States Securities and Exchange Commission on November 3, 2010.

About Majestic Capital, Ltd.

Majestic Capital, Ltd., through its subsidiaries, is a specialty provider of workers' compensation insurance products and services. Majestic Capital seeks to provide quality products and services that fit the needs of its insureds and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. Majestic Capital's workers' compensation insurance coverage is offered to employers in California, Arizona, Nevada, and other states. Further information can be found on Majestic Capital's website at http://www.MajesticCapital.com.

MAJC-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 954-1343